UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

SEC File Number ____-__________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FURIO RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	1000	33-1086828
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 1802, 888 Pacific Street

Vancouver, British Columbia, Canada, V6Z 2S6

(604) 619-6328

Fax (604) 648-8473

(Address and telephone number of principal executive offices)

Agent for Service	With a Copy to:
Paul Fong, CEO Furio Resources Inc. Suite 1802, 888 Pacific Street Vancouver, British Columbia Canada, V6Z 2S6 Telephone: (604) 619-6328 Fax: (604) 648-8473	Law Office of Reed & Reed P.C. Attention: Scott M. Reed 4450 Arapahoe Avenue Suite 100 Boulder, Colorado 80303 Telephone: (303) 415-2565 Fax: (303) 499-2554

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.

       [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        [  ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.      [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Dollar Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock	2,831,000 shares	$566,200	$0.20 per share	$566,200	$71.74

(1) Based on the last sales price on May 31, 2004

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act

No exchange or over-the-counter market exists for our common stock. The average price paid for our common stock was $0.02.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.

SUBJECT TO COMPLETION

Prospectus July 9, 2004

2,831,000 COMMON SHARES OF COMMON STOCK

FURIO RESOURCES INC.

The selling shareholders named in this prospectus are offering all of our shares of common stock offered through this prospectus.  We will not receive any proceeds from this offering.

Our common stock is not presently traded on any market or securities exchange. The selling shareholders are required to sell our shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

This investment involves a high degree of risk.  See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. The Securities and Exchange Commission has not made any recommendations that you buy or not buy the shares. Any representation to the contrary is a criminal offense.

The date of this prospectus is: July 9, 2004

TABLE OF CONTENTS

		PAGE
Summary…………………………………….…...………………………………………………………		6
Risk Factors………………………………………………………………………………………...……		7
	Risks related to our operating results
-	If we do not obtain additional financing, our business will fail……………………………….….….	7
-	Our failure to make required payments could cause our business to fail……………………….……	7
-	Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment……………………………….………	8
-	Because our executive officers have no experience in mineral exploration and do not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail……………………………………………………………………………………………….…....	8
-	Because our officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail…………………...	8
-	Because of the speculative nature of mineral property exploration, there is substantial risk that no commercially exploitable minerals will be found and our business will fail……………………...…	8
-	Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business………………………………………………...…...	9
-	If we discover commercial reserves of precious metals on our mineral property, we can provide no assurance that we will be able to successfully place the mineral claims into commercial production……………………………………………………………………………………….……	8
-	Because access to our mineral claims is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts……………………………………………….…….	9
-	As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program…………………………………………………………………………………………..…...	9
-	If we do not obtain clear title to our mineral claims, our business may fail……………………....….	9
-	Because market factors in the mining business are out of our control, we may not be able to market any minerals that may be found………………………………………….………..…………….…....	10
	Risks related to the securities market
-	There is no liquidity and no public market for our common stock and it may prove impossible to sell your shares……………………………………………………………………………………….	10
-	If the selling shareholders sell a large number of shares all at once or in blocks, the value of our shares would most likely decline.…………………………………………………………………….	10
-	Our auditors have expressed substantial doubt about our ability to continue as a going concern…...	10

Use of Proceeds………………………………………………………………………………………….	11
Determination of Offering Price…………………………………………………………………………	11
Dilution…………………………………………………………………………………………………..	11
Selling Shareholders……………………………………………………………………………………..	11
Plan of Distribution……………………………………………………………………………………...	15
Legal Proceedings……………………………………………………………………………………….	17
Directors, Executive Officers, Promoters and Control Persons…………………………………………	18
Security Ownership of Certain Beneficial Owners and Management…………………………………..	19
Description of Securities………………………………………………………………………………...	19
Interests of Named Experts and Counsel………………………………………………………………..	20
Disclosure of Commission Position of Indemnification for Securities Act Liabilities…….……………	21
Organization Within Last Five Years……………………………………………………………………	21
Description of Business………………………………………………………………………………….	21
Plan of Operation………………………………………………………………………………………..	27
Description of Property………………………………………………………………………………….	29
Certain Relationships and Related Transactions………………………………………………………...	29
Market for Common Equity and Related Stockholder Matters………………………………….………	29
Executive Compensation……………………………………………………………………….………..	30
Index to Financial Statements…………………………………………………………………………...	31
Financial Statements…………………………………………………………………………..……….	32
Changes in and Disagreements with Accountants Disclosure…………………………………..……..	41
Available Information..………………………………………………………………………………...	41

Prospectus Summary

The following summary is a shortened version of more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

We propose to be in the business of mineral exploration. We staked mineral claims in southwestern Alaska which we believe are prospective for gold and copper. The staking was originally completed by Alaska Earth Resources, Inc., an Alaska geological company that acted as our agent. Shortly thereafter, we filed our certificate of authority to do business in the state of Alaska and the ownership of the claims was transferred from Alaska Earth Resources, Inc. to us. The staked claims consist of twenty-five quarter sections which cover approximately 4,000 acres or 6.25 square miles. Our objective is to conduct mineral exploration activities on the property in order to assess whether it possesses commercially exploitable reserves of minerals. We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any of our properties, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future development is determined.

In mining language, we are considered an exploration or exploratory stage company. In our case, this means that we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. No commercially exploitable reserves have been found on our mineral property to date and we cannot assure investors that any such reserves will be found.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations.

Name, Address, and Telephone Number of Registrant

Furio Resources Inc.

Suite 1802, 888 Pacific Street

Vancouver, British Columbia, Canada, V6Z 2S6

(604) 619-6328

Fax (604) 648-8473

The Offering

Securities Being Offered	Up to 2,831,000 shares of common stock.

Offering Price

The selling shareholders will sell our shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our common stock to investors.

Terms of the Offering

The selling shareholders will determine when and how they will sell the common stock offered in this prospectus. We will cover the expenses associated with the offering which we estimate to be $15,000. Refer to “Plan of Distribution”.

Termination of the Offering	The offering will conclude when all of the 2,831,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.

Securities Issued And to be Issued	4,831,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling shareholders.

The funds that we raised through the sale of our common stock were used to acquire the mineral claims and to cover administrative expenses such as accounting and office costs.

Summary Financial Information

Balance sheet

May 31, 2004 (Audited)
Cash	$21,774
Total Assets	$86,774
Total Liabilities	$5,181
Total Stockholders’ Equity	$81,593

Statement of Loss and Deficit

From inception (February 19, 2004) to May 31, 2004 (Audited)
Revenue	$0
Operating Expenses	$14,607
Net Loss	$14,607

Risk Factors

Risk factors affecting operating results.

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. You may lose all or part of your investment in this offering.

If we do not obtain additional financing, our business will fail.

Our current operating funds are estimated to be sufficient to complete the phase one exploration of our mineral claims but we will need to obtain additional financing in order to complete our business plan. As of June 25, 2004, we had cash on hand of $78,000. Our business plan calls for significant expenses in connection with the exploration of the mineral property. The phase one exploration program on the property as recommended by our consulting geologist is estimated to cost approximately $30,000. We will require additional financing in order to complete the phase two activities.

Our failure to make required payments could cause our business to fail.

We must make exploration expenditures on the mineral property of at least $10,000 by September 1, 2004, in order to keep our property in good standing with the State of Alaska. If we do not complete the exploration expenditures, we must either make the payment in lieu of the exploration work of $10,000 by November 30, 2004, or lose any interest in the Alaska mineral property. In addition, the State of Alaska charges an annual rental fee of $2,500 due by November 30, 2004, to keep the mineral claims in good standing. If we fail to make any of the required payments, you could lose all or part of your investment in this offering.

Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.

We have not begun the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood whether we will be able to operate our business successfully. We were incorporated on February 19, 2004, and to date have been involved primarily in organizational activities and the staking of the mineral claims. We have not earned any revenues and we never achieved profitability as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment in this offering.

Because our executive officers have no experience in mineral exploration and do not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.

Our executive officers have no experience in mineral exploration and do not have formal training as geologists or in the technical aspects of management of a mineral exploration company.  As a result of this inexperience, there is a higher risk of our being unable to complete our business plan for the exploration of our mineral claims. In addition, we will have to rely on the technical services of others with expertise in geological exploration in order for us to carry our planned exploration program. If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to pursue our business plan. There is thus a higher risk that our operations, earnings and ultimate financial success could suffer irreparable harm and our business will likely fail and you will lose your entire investment in this offering.

Because our officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.

Our executive officers are each spending only approximately five hours per week of their business time on providing management services to us. While both of our officers presently possess adequate time to attend to our interests, it is possible that the demands on them from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. This could negatively impact our business development.

Because of the speculative nature of mineral property exploration, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

The search for valuable minerals as a business is extremely risky. We can provide investors with no assurance that the mineral property contains commercially exploitable reserves. Exploration for minerals is a speculative venture necessarily involving substantial risk. The exploration work that we intend to conduct on the mineral property may not result in the discovery of commercial quantities of ore. Problems such as unusual or unexpected rock formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan and you would lose your entire investment in this offering.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets resulting in the loss of your entire investment in this offering.

If we discover commercial reserves of precious metals on our mineral property, we can provide no assurance that we will be able to successfully place the mineral claims into commercial production.

Our mineral property does not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade, we will require additional funds in order to place the mineral claims into commercial production. In such an event, we may be unable to obtain any such funds or to obtain such funds on terms that we consider economically feasible and you may lose your entire investment in this offering.

Because access to our mineral claims is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts.

Access to the mineral claims is restricted to the period between May and October of each year due to snow and storms in the area. As a result, any attempts to visit, test or explore the property are largely limited to the few months out of the year when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as mining and production in the event that commercial amounts of minerals are found. Such delays can result in our failure to meet deadlines for exploration expenditures by September 1st of each year as defined by the State of Alaska. This will cause our business venture to fail and the loss of your entire investment in this offering unless we can meet deadlines.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the mining laws and regulations as contained in the Alaska Statutes and Alaska Administrative Code as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

If we do not obtain clear title to our mineral claims, our business may fail.

While we have obtained geological reports with respect to our mineral property, this should not be construed as a guarantee of title. The property may be subject to prior unregistered agreements or transfers or native land claims, and title may be affected by undetected defects. The property has not been surveyed and therefore, the precise location and boundaries of the property may be in doubt. We will likely complete a survey on the property as part of the proposed phase two exploration work program. If the survey results are defective, we will lose all right and title to the ground now held by the mineral claims. If we are unable to obtain clear title you may lose your entire investment in this offering.

Because market factors in the mining business are out of our control, we may not be able to market any minerals that may be found.

The mining industry, in general, is intensively competitive and we can provide no assurance to investors even if commercial quantities of minerals are discovered that a ready market will exist for the sale of any minerals found.  Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital and you may lose your entire investment in this offering.

Risks Related to the Securities Market

There is no liquidity and no public market for our common stock and it may prove impossible to sell your shares.

There is presently no demand for the common stock of our company. There is presently no public market in our shares. While we intend to apply for a quotation on the OTC Bulletin Board, we cannot guarantee that our application will be approved and our stock listed and quoted for sale. Even if our shares are quoted for sale, buyers may be insufficient in numbers to allow for a robust market. It may prove impossible to sell your shares.

If the selling shareholders sell a large number of shares all at once or in blocks, the value of our shares would most likely decline.

The selling shareholders are offering 2,831,000 shares of our common stock through this prospectus. They must sell these shares at a fixed price of $0.20 until such time as they are quoted on the OTC Bulletin Board or other quotation system or stock exchange.  Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline.  Moreover, the offer or sale of a large numbers of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 58.6% of the common shares currently outstanding.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

The accompanying financial statements have been prepared assuming that we will continue as a going concern.  As discussed in Note 1 to the financial statements, we were recently incorporated on February 19, 2004, and we do not have a history of earnings, which raises substantial doubt about our ability to continue as a going concern. Our management’s plans in regard to this matter are described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The selling shareholders are required to sell our shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 2,831,000 shares of the common stock offered through this prospectus. The shares include 2,800,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on April 30, 2004 and 31,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on May 31, 2004.

The following table provides as of the date of this prospectus information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1. the number of shares owned by each prior to this offering;

2. the total number of shares that are to be offered for each;

3. the total number of shares that will be owned by each upon completion of the offering; and

4. the percentage owned by each upon completion of the offering.

Name of selling shareholder	Shares owned prior to this offering	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering

Leslie Tsang 1104 - 183 Keefer Place Vancouver, B.C. V6B 6B9	200,000	200,000	-0-	-0-

Craig Russell 14 Toftwood Avenue Sheffield, Yorkshire England	200,000	200,000	-0-	-0-

Ann Marie Russell 4 Saint Thomas Sheffield, Yorkshire England	200,000	200,000	-0-	-0-

Alexander Craven 2E21B, Earnshaw Hall Endcliffe Vale Road Sheffield, Yorkshire England	200,000	200,000	-0-	-0-

Jenny Brown Templar House Templar Court Copmanthorpe, York England	200,000	200,000	-0-	-0-

John Myczko 25 Southey Close Sheffield, Yorkshire England	200,000	200,000	-0-	-0-

Joanna Cheston 305 -767 West 70th Ave. Vancouver, B.C. V6P 2X2	200,000	200,000	-0-	-0-

Patrick Brehm 37 - 6488 168 Street Surrey, B.C. V3S 8Z1	200,000	200,000	-0-	-0-

Doug Bruce 14453 - 19th Avenue Surrey, B.C. V4A 6X2	200,000	200,000	-0-	-0-

David Lee 4360 Blair Drive Richmond, B.C. V6X 4C3	200,000	200,000	-0-	-0-

Tet Choy Soon 306 - 2130 W. 12th Ave. Vancouver, B.C. V6K 2N2	200,000	200,000	-0-	-0-

Neill Traczykowski 58 Sunny Bank Worksop Nottinghamshire England	200,000	200,000	-0-	-0-

Patricia Traczykowski 17 Kingfisher Walk Worksop Nottinghamshire England	200,000	200,000	-0-	-0-

Stephen Buxton 18 Toftwood Avenue Sheffield, Yorkshire England	200,000	200,000	-0-	-0-

Cheung Lun Wang 1677 Somerset Crescent Vancouver, B.C. V6M 1S3	2,500	2,500	-0-	-0-

Winston Wong 28 - 9651 Dayton Ave. Richmond, B.C. V6Y 3C3	2,000	2,000	-0-	-0-

Ming Lee 3028 East 8th Avenue Vancouver, B.C. V5M 1X3	2,000	2,000	-0-	-0-

Peter Keate 2645 McBride Ave. Surrey, B.C. V4A 3E9	2,000	2,000	-0-	-0-

Leo Fung 1268 W. 58th Avenue Vancouver, B.C. V6P 1W1	2,500	2,500	-0-	-0-

Wayne Low 3012 Delahaye Drive Coquitlam, B.C. V3B 6V8	2,000	2,000	-0-	-0-

Bruce Teichroeb 3085 Cassiar Avenue Abbottsford, B.C. V2S 7G9	2,000	2,000	-0-	-0-

William Wu 5571 Blundell Road Richmond, B.C. V7C 1H3	2,000	2,000	-0-	-0-

Michael Wong 2525 Sapphire Place Coquitlam, B.C. V3E 2Z1	2,000	2,000	-0-	-0-

Jonathan Mak 312 -12 K de K Court New Westminster, B.C. V3M 6C5	2,000	2,000	-0-	-0-

Ping Kei 282 - 3495 Cambie St. Vancouver, B.C. V5Z 4R3	1,000	1,000	-0-	-0-

Tommy Li 1101 - 8297 Saba Road Richmond, B.C. V6Y 4B5	1,000	1,000	-0-	-0-

Wai Yan Sit 302 - 3583 Crowley Dr. Vancouver, B.C. V5R 6G1	1,000	1,000	-0-	-0-

Thomas Rocha 19 - 2615 Fortress Drive Port Coquitlam, B.C. V3C 6E8	1,000	1,000	-0-	-0-

David Sha 91 Dieppe Place Vancouver, B.C. V5M 4A3	1,000	1,000	-0-	-0-

Tony Rommel 6660 Cooney Road Richmond, B.C. V6Y 2J8	1,000	1,000	-0-	-0-

William Shabbits 801 - 1146 Harwood St. Vancouver, B.C. V6E 2V1	1,000	1,000	-0-	-0-

Simon Tai 1276 West 58th Ave. Vancouver, B.C. V6P 1W1	1,000	1,000	-0-	-0-

Sydney Au 4487 West 13th Avenue Vancouver, B.C. V6R 2V2	1,000	1,000	-0-	-0-

William Smith 6 - 16059 Greenhow Ct Oyama, B.C. V4V 2E6	1,000	1,000	-0-	-0-

The named shareholders beneficially own and have sole voting and investment power over all shares or rights to these shares.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 4,831,000 shares of common stock outstanding on the date of this prospectus.

None of the selling shareholders or their beneficial owners:

-

has had a material relationship with us other than as a shareholder at any time within the past three years;

-

has ever been one of our officers or directors; or

-

are broker-dealers or affiliates of broker-dealers.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.  On such public markets or exchanges as the common stock may from time to time be trading;

2.  In privately negotiated transactions;

3.  Through the writing of options on the common stock;

4.  In short sales; or

5.  In any combination of these methods of distribution.

No public market currently exists for our shares of common stock.  We intend to apply to have our shares traded on the OTC Bulletin Board. The OTC Bulletin Board is a securities market but should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far less restrictions and regulations than are companies traded on the NASDAQ market. However there is no assurance that we can be traded on the OTC Bulletin Board and the NASD, which regulates the OTC Bulletin Board, has applied to the SEC to allow additional restrictions and requirements upon the part of OTC Bulletin Board securities. We currently do not meet either the existing requirements or the proposed additional restrictions and requirements of the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling shareholders are required to sell our shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board. Thereafter, the sales price offered by the selling shareholders to the public may be:

1.  The market price prevailing at the time of sale;

2.  A price related to such prevailing market price; or

3.  Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer’s commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

If our selling shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.

Not engage in any stabilization activities in connection with our common stock;

2.

Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.

Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

*

contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

*

contains a description of the broker's or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

*

contains a brief, clear, narrative description of a dealer market, including “bid” and “ask”  prices for penny stocks and the significance of the spread between the bid and ask price;

*

contains a toll-free telephone number for inquiries on disciplinary actions;

*

defines significant  terms in the disclosure document or in the conduct of trading penny stocks; and

*

contains such other information and is in such form (including language, type, size, and format)  as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

*

with bid and offer quotations for the penny stock;

*

the compensation of the broker-dealer and its salesperson in the transaction;

*

the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

*

monthly account statements showing the market value of each penny stock held in the customer's  account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Legal Proceedings.

We are not aware of any legal proceedings that have been or are currently being undertaken for or against us nor are we aware of any contemplated.

Directors, Executive Officers, Promoters and Control Persons

Directors:

Name of Director

Age

Paul Fong

51

Patrick McGrath

32

Executive Officers:

Name of Officer

Age

Office

Paul Fong

51

President, Chief Executive Officer, and Treasurer

Patrick McGrath

32

Chief Financial Officer and Secretary

The following describes the business experience of our directors and executive officers, including other directorships held in reporting companies:

Paul Fong

President, Chief Executive Officer, Treasurer and Director

Paul Fong has served as our President, Chief Executive Officer, Treasurer and director since March 8, 2004 and currently devotes approximately five hours per week on our operations. Mr. Fong has been the President of Paul Fong Pontiac Buick GMC Ltd. since 1998 and was the President of Lawson Oates Chrysler Ltd. from January 1991 to August 2000. Both companies are private car dealerships located in Vancouver, British Columbia. Mr. Fong completed three years of business studies at Simon Fraser University in Burnaby, British Columbia.

Mr. Fong was a Director of Shabute Ventures Inc., a public company listed on the TSX Venture Exchange in Canada, from May 2002 through to April 2003. Mr. Fong assisted in the restructuring of the company which was involved in the environmental clean-up industry. Shabute, however, was inactive during Mr. Fong’s involvement with the company. Shabute is now involved in the exploration of oil and gas in Alberta, Canada.

Patrick McGrath

Chief Financial Officer, Secretary and Director

Patrick McGrath became Chief Financial Officer and director of our Company on March 29, 2004 and Secretary on June 29, 2004. Mr. McGrath currently devotes approximately five hours per week on our operations. Mr. McGrath has been the president of Broderick Consulting Inc., a private consulting company owned by Mr. McGrath, since December 1999. Mr. McGrath has provided management and accounting consulting services to a number of companies in the United States and Canada through this company.

From May 2000 to July 2002, Mr. McGrath served as the Chief Financial Officer and a director of Apiva Ventures Limited. Apiva was involved in software development for a period of time but was predominately inactive. Apiva is publicly listed on the OTC Bulletin Board. Between April 1999 and March 2002, Mr. McGrath served in various capacities, including Chief Financial Officer, Secretary, Treasurer and director of ASPi Europe Inc. Through this period, ASPi was involved in e-commerce and invested in a call center. ASPI is publicly listed on the OTC Bulletin Board and has since changed its name to Smart Video Technologies Inc.

Mr. McGrath received his Bachelor of Commerce degree from Memorial University of Newfoundland in May 1995 and became a Certified General Accountant in 1999.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.

Conflicts of Interest

We do not have any procedures in place to address conflicts of interest that may arise between our business and our directors’ other business activities. We are not aware of any existing conflicts between us and our directors’ other business activities.

Security Ownership of Certain Beneficial Owners and Management

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of June 25, 2004, and by the officers and directors, individually and as a group. All shares are owned directly.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial owner	Percent of class
Common Stock	Paul Fong Suite 1802, 888 Pacific Street Vancouver, BC, Canada V6Z 2S6	1,000,000	20.70%

Common Stock	Patrick McGrath Suite 1802, 888 Pacific Street Vancouver, BC, Canada V6Z 2S6	1,000,000	20.70%

Common Stock	All executive officers and directors as a group (two persons)	2,000,000	41.40%

The percent of class is based on 4,831,000 shares of common stock issued and outstanding as of June 25, 2004.

Description of Securities

General

Our authorized capital stock consists of 75,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As at the date of this prospectus, 4,831,000 shares of common stock are issued and outstanding and held by 36 shareholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of 20% of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of the date of this prospectus, there is no preferred stock issued or authorized.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase our securities. We may, however, issue warrants to purchase our securities in the future.

Options

As of the date of this prospectus, there are no options to purchase our securities outstanding. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect of more than $50,000, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Our securities counsel is the Law Office of Reed & Reed, P.C. of Boulder, Colorado. The Law Office of Reed & Reed, P.C. passed upon the validity of the issuance of our securities.

The financial statements included in this prospectus and the registration statement have been audited by Dohan and Company, Certified Public Accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The geological report for the mineral property was prepared by William Ellis, B.Sc., Certified Professional Geologist, and is included in reliance upon such report given upon the authority of Mr. Ellis as a professional geologist.

Disclosure of Commission Position of Indemnification for

Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court's decision.

Organization Within Last Five Years

We were incorporated on February 19, 2004 under the laws of the state of Nevada. On the date of our incorporation, we appointed Paul Chung as our director. On March 8, 2004, Mr. Fong was appointed President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of our company. On March 29, 2004, Patrick McGrath replaced Paul Fong as our Chief Financial Officer and Mr. McGrath became a director of our company. On June 29, 2004, Mr. Fong resigned as Secretary and was replaced by McGrath. Messrs. Fong and Mr. McGrath may be deemed to be our promoters. Mr. Fong and Mr. McGrath participated in the initial private placement of our securities on March 29, 2004, each purchasing 1,000,000 shares at a price of $0.01 per share.

Description of Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. By mineral staking in March 2004, we have acquired 100% interest in twenty-five mineral claims, subject to a 3% net proceeds interest to the State of Alaska on production on state lands. The staking was originally executed by Alaska Earth Resources, Inc., an Alaska geological company, acting as our agent. Shortly thereafter, we filed our certificate of authority to do business in the state of Alaska and the ownership of the claims was transferred from Alaska Earth Resources, Inc. to us. The mineral claims are located approximately 7.5 miles northwest of Lake Iliama which is 215 miles southwest of Anchorage, Alaska. Each mineral claim entitles us to one quarter section of property reserved for mineral exploration that consists of 160 acres. The total area of the twenty-five mineral claims is approximately 4,000 acres or 6.25 square miles. The mineral claims are in good standing with the State of Alaska through to September 1, 2004.

During the period from incorporation, February 19, 2004, to the date of this prospectus, we have raised capital through the sale of shares of our common stock in order to cover administrative expenses, fund the staking costs on the mineral property and provide adequate capital to complete phase one of the exploration work program on the mineral claims.

Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on any of our properties, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the mineral property, and there is no assurance that we will discover one.

Recording of the Mineral Claims

The mineral claims consist of twenty-five mineral claims located in the Iliama Lake area of Alaska. The mineral claims have the following legal description:

Name of Mining Claim	ADL Number	Meridian	Expiry Date
Fur 1	644524	Seward	September 1, 2004
Fur 2	644525	Seward	September 1, 2004
Fur 3	644526	Seward	September 1, 2004
Fur 4	644527	Seward	September 1, 2004
Fur 5	644528	Seward	September 1, 2004
Fur 6	644529	Seward	September 1, 2004
Fur 7	644530	Seward	September 1, 2004
Fur 8	644531	Seward	September 1, 2004
Fur 9	644532	Seward	September 1, 2004
Fur 10	644533	Seward	September 1, 2004
Fur 11	644534	Seward	September 1, 2004
Fur 12	644535	Seward	September 1, 2004
Fur 13	644536	Seward	September 1, 2004
Fur 16	644539	Seward	September 1, 2004
Fur 17	644540	Seward	September 1, 2004
Fur 18	644541	Seward	September 1, 2004
Fur 19	644542	Seward	September 1, 2004
Fur 20	644543	Seward	September 1, 2004
Fur 21	644544	Seward	September 1, 2004
Fur 22	644545	Seward	September 1, 2004
Fur 23	644546	Seward	September 1, 2004
Fur 24	644547	Seward	September 1, 2004
Fur 25	644548	Seward	September 1, 2004
Fur 35	644558	Seward	September 1, 2004
Fur 36	644559	Seward	September 1, 2004

The twenty-five mineral claims were staked in March 2004 by Alaska Earth Resources, Inc., acting as our agent, to cover an area prospective for gold and copper. Each mineral claim is effective until September 1, 2004.

In order to maintain our mineral claims in good standing, we must complete exploration work on the mineral claims and file confirmation of work with the applicable mining recording office of the State of Alaska. Currently, exploration work with a minimum value of $400 per quarter section (or mineral claim) is required before the 1st of September of each year. Our claims encompass twenty-five quarter sections so our commitment for exploration expenditures with the State of Alaska for the current year is

$10,000. If we do not complete this minimum amount of exploration work, we may pay a fee of $400 per quarter section, or $10,000 in total, to the State of Alaska in lieu of the exploration work. In addition to the work commitment, the State of Alaska charges an annual rental fee of $100 per quarter section, or $2,500 in total for our claims, to keep the mineral claims in good standing. This payment is due by November 30, 2004.

If we fail to make and file the work expenditures or make the appropriate payments to the State of Alaska, we will lose all interest in the mineral claims.

Technical Information Regarding the Property

The mineral property is the subject of a geological report prepared by William Ellis, B.Sc., Certified Professional Geologist, dated May 15, 2004. The following description of the mineral property is summarized from Mr. Ellis’s report. We paid $2,065 to Mr. Ellis for the preparation of this report. There is no relationship between Mr. Ellis and us, our officers, our directors or our affiliates.

Location and Access.

The property is located 7.5 miles northwest of Lake Iliamna which is 215 miles southwest of Anchorage, Alaska. The property is contiguous with twenty-five mineral claims held by a third party and the property is twenty-one miles southwest of the Pebble deposit held by Northern Dynasty Minerals Ltd.

The property is thirty-two miles west of the town of Iliamna which has a paved commercial airport, general store, and lodge facilities. There are several float plane carriers in the area that may be used for an exploration fly camp support. Float planes can land on lakes in or near our property. There are no roads in the area outside the immediate vicinity of Ilamna. Our property can be accessed by snow machine in the winter and by all terrain vehicles in the summer. Although To date, we have not discovered an economically viable mineral deposit on the mineral property, and there is no assurance that we will discover one.

Northern Dynasty Minerals Ltd. has carried out preliminary engineering studies on several road access options to the Pebble deposit, including an eighty mile gravel access road connecting the Pebble project to a deep-draft ocean port site on Iniskin Bay. The preliminary engineering work for Northern Dynasty also evaluated and selected a number of possible sites for processing facilities, a water source, accommodations, tailings storage, and waste rock disposal. While we have not discovered an economically viable mineral deposit on our mineral property, and there is no assurance that we will discover one, we do believe that the infrastructure being contemplated by Northern Dynasty could provide a ready-made infrastructure to us in the future. Northern Dynasty, however, is under no obligation to allow us access to any such infrastructure.

Physiography and Climate

Our claims occupy a relatively flat plateau at an elevation of 600-750 feet above sea level that is underlain by glacial outwash.  There are no trees and vegetation is sparse consisting of grasses, moss, lichen, and some alder.

Definitions

Electromagnetic surveys involve measuring whether or not rocks on the surface and subsurface of the property conduct electricity. Copper and gold are excellent conductors of electricity. Areas of high conductivity are targets for follow-up exploration.

Magnetic surveys involve searching for changes in the magnetic field over property areas.  Magnetic anomalies may be a result of accumulations of certain magnetic rocks such as phrrhotite, hematite and magnetite. These rock types are often found alongside base metals such as copper, zinc and nickel, or precious metals such as gold and silver.

Airborne geophysical surveys are the search for mineral deposits by measuring the physical property of near-surface rocks through the use of an airplane in order to detect unusual responses caused by the presence of mineralization. Electrical, magnetic, gravitational, seismic and radioactive properties are the ones most commonly measured.

Drilling involves extracting a long cylinder of rock from the ground to determine amounts of metals at different depths.  Pieces of the rock obtained, known as drill core, are analysed for mineral content.

Geophysics is the study of physical properties of rock and minerals.

Geochemistry is the study of chemical properties of rocks.

Ore is a mixture of minerals from which at least one metal can be extracted at a profit.

History and Previous Work

Between 1997 and 2001, the nearby Pebble copper-gold porphyry deposit was discovered and intermittently drilled by Teck Cominco Ltd. In October of 2001, Northern Dynasty Minerals Ltd. acquired an option to explore and purchase the Pebble deposit. Aggressive drilling between 2001 and 2004 by Northern Dynasty has resulted in an increased resource estimate on the deposit as well as the discovery of two new deposits in the area. We have no interest in the Pebble deposit or the two new deposits.

Very little surface mapping or sampling has been completed on our mineral claims. An airborne magnetic survey was flown over the claim area in 2000 by a third party and a brief follow-up geologic reconnaissance was completed by them. The magnetic survey data was published as an open file report by the United Stated Geological Survey in January 2004 allowing the public to view the data. There is no regional geochemistry in the area except for very wide-spaced National Uranium Resource Evaluation data of which only one stream sample was taken within the claim group.

Conclusions and Recommendations

Mr. Ellis’s geological report recommends a phase one exploration work program on the property that will include a four line reconnaissance ground magnetic survey to define targets for further work.  The proposed northwest-trending lines are approximately 1.5 to 2 miles long and spaced approximately three quarters of a mile apart. A budget of $30,000 is estimated for phase one. To date, we have spent no exploration expenditures on the property. The components of the budget for this initial geological work program are as follows:

PHASE ONE
Ground magnetic survey – seven line miles	$20,000
Helicopter mobilization/demobilization - 2 days at $750/hr	7,000
Camp cost and logistical support - 10 days with 5 men	3,000
Phase one total	$30,000

Our board of directors will make a determination whether to proceed with phase two of the exploration program upon completion of phase one of the exploration program by the geologist and the review of the results of phase one. In completing this determination, we will make an assessment as to whether the results of phase one are sufficiently positive to enable us to achieve any financing that may be necessary for us to proceed with phase two of the exploration program. This assessment will include an assessment of the market for financing of junior mineral exploration projects at the time of our assessment.

Phase two will consist of detailed follow-up geological mapping and prospecting of the claim area, with grid controlled geochemical and geophysical surveys as required to cover areas of specific interest as identified in phase one. Phase two is intended to identify the geological environment underlying the mineral claims and a detailed mineralization map to scale should be produced. A geologist and a camp consisting of four crew members will conduct a field program. Under the supervision of the geologist, the crew will collect sediment samples for geochemical analysis on the areas of interest identified in phase one. This field work is expected to take place over a two week period and the analysis of the sediment samples is expected to take an additional three to four weeks. This level of surveying and sampling will provide a higher level of reconnaissance information for the mineral claims. Phase two will also include an updated geological report with an independent analysis and recommendation on the mineral claims. A budget of $23,000 is estimated for phase two.

PHASE TWO
Geological mapping and report	$10,000
Reconnaissance stream, grid rock and 200 samples	10,000
Camp cost and logistical support - 14 days with 4 men	3,000
Phase two total	$23,000

Again, our board of directors will make a determination whether to proceed with the next phase of the exploration program upon completion of phase two. In completing this determination, we will make an assessment as to whether the results are sufficiently positive to enable us to achieve the financing that would be necessary for us to proceed. The next phase of the exploration program would likely be comprised of a small drill program and a geological interpretation of the results of the drilling program. The drilling program would require access to the site of the mineral claims with drilling equipment, the issuance of a work permit and the posting of a bond. The estimated cost of completion of this phase of the exploration program is approximately $250,000. Positive drilling results at this phase could indicate zones of mineralization but will not indicate, in any way, mineral reserves.

We have not chosen anyone specific to conduct exploration work on the property. We intend to choose a geologist recognized in the State of Alaska who has had experience working in the regional area of the property.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the State of Alaska.

We have paid the applicable rental fees required by Alaskan mining regulations for the staking of the property, which extends the mineral claims to September 1, 2004. Annual assessment work of $400 per quarter section must also be performed by us in order to keep the claims in good standing or a total of $10,000 in lieu must be paid to maintain the claims in good standing.

In order to proceed with any drilling program, we will have to apply to the Alaska Department of Natural Resources, the Alaska Department of Conservation and the US Corps of Engineers. The permitting process is anticipated to take approximately six weeks and would be done through contractors based in Alaska. The permit fees are anticipated to be under $1,000 in total. The cost of contractors assisting with the permitting process is estimated to be approximately $15,000. The permitting process will be targeted to commence early in the field season with the objective of obtaining drilling permits for those locations identified for prospective drilling as a result of our initial exploration.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. The amount of these costs is not known at this time as we do not know the size, quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position.

Competitive Conditions

The mineral exploration industry is highly fragmented and we will be competing with many other exploration companies looking for minerals. We are one of the smallest exploration companies and are an infinitely small participant in the mineral exploration business. While we generally compete with other exploration companies, there is no competition for the exploration of minerals from our claims. Readily available mineral markets exist in the United States and around the world for the sale of minerals if we ever experience production. Therefore, we will likely be able to sell any minerals if we ever successfully discover and recover any minerals. There are no assurances, however, that the prevailing prices for such minerals will result in profitable operations.

We are a junior mineral exploration company. We compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also be competing with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, mineral exploration supplies and drill rigs.

Employees

As of the date of this prospectus, we do not have any employees other than our officers. We intend to retain independent geologists and consultants on a contract basis to conduct the work programs on the mineral property.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Plan of Operations

Our plan of operations for the twelve months following the date of this registration statement is to complete the following objectives within the time periods specified, subject to our obtaining the funding necessary for the continued exploration of the mineral property:

1.  We plan to conduct the recommended phase one exploration program on the property consisting of a ground magnetic survey. We anticipate that the cost of this program will be approximately $30,000. We expect to commence this exploration program in the summer of 2004 when exploration of the property is easier to conduct.

2. If warranted by the results of phase one, we intend to commence the phase two program described in the geological report and estimated to cost $23,000. We anticipate that we will have to raise additional funding in order to conduct the phase two program and that this phase would be conducted during early spring of 2005 and will take approximately six weeks to complete.

3. We anticipate spending approximately $2,000 in ongoing general and administrative expenses per month for the next twelve months. The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees and general office expenses.

As at June 25, 2004, we had cash reserves of $78,000 which we estimate will sustain our minimum operations for approximately twelve months and cover the anticipated offering costs of $15,000.

Our completion of the phase two work program is subject to us obtaining adequate financing as these expenditures will exceed our cash reserves. During the 12-month period following the date of this registration statement, we do not anticipate generating any revenue. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund the phase two exploration program.  In the absence of such financing, our business plan will fail.

We may consider entering into a joint venture partnership to provide the required funding to develop the mineral claims. We have not undertaken any efforts to locate a joint venture partner for the mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in the property to the joint venture partner.

Based on the nature of our business, we anticipate incurring operating losses in the foreseeable future. We base this expectation, in part, on the fact that very few mineral properties in the exploration stage ultimately develop into producing, profitable mines. Our future financial results are also uncertain due to a number of factors, some of which are outside our control. These factors include, but are not limited to:

-  our ability to raise additional funding

-  the market for minerals such as copper and gold

-  results of our proposed exploration programs on the mineral property

-  our ability to find joint venture partners for the development of our property interests

If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our company.  In the event we are not successful in raising additional financing, we anticipate that we will not be able to proceed with our business plan. In such a case, we may decide to discontinue our current business plan and seek other business opportunities. In the event no other such opportunities are available, we may be forced to discontinue business. We do not have any specific alternative business opportunities in mind and have not planned for any such contingency.

Due to our lack of operating history and present inability to generate revenues, our auditors have stated their opinion that there currently exists substantial doubt about our ability to continue as a going concern.

If we find sufficient evidence that warrants further mineral exploration in phase two, we would likely conduct drilling on the mineral claims to determine if mineralization zones exist.  If we decide to conduct  drilling on the mineral claims, we will require additional funding. The cost of such a program cannot be determined until results from the first two phases of exploration are completed.  However, we estimate that such a program will cost approximately $250,000.

We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of exploration. We believe that debt financing will not be an alternative for funding additional phases of exploration.  We do not have any arrangements in place for any future equity financing.

Results of Operations

We have had no operating revenues since our inception on February 19, 2004 through to the year ended May 31, 2004. Our activities have been financed from the proceeds of share subscriptions. From our inception, on February 19, 2004, to May 31, 2004, we have raised a total of $96,200 from private offerings of our securities.

For the period from inception, February 19, 2004, to the year ended May 31, 2004, we incurred operating costs of $14,607. These operating costs included $8,065 in mineral property expenditures consisting of $6,000 in staking costs of the mineral property and $2,065 representing the cost of the geological report on the mineral property. In addition, we incurred $6,204 in professional and filing fees during the period. The expenditures consisted of $5,500 for legal and accounting services in connection with this offering and $704 for the filing fees associated with our incorporation and ongoing operations.

Liquidity and Capital resources

At May 31, 2004, we had cash on hand of $21,774 and working capital of $81,593.

We have funded our business to date from sales of our common stock. Gross proceeds from the sale of our common shares during the period from inception, on February 19, 2004, through to the year ended May 31, 2004, totaled $96,200. Cash used in operating activities was $9,426 for the period from inception on February 19, 2004 to the year ended May 31, 2004 which reflects the costs of staking the mineral claims and the costs of our operations.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of the mineral claims and our venture will fail.

Description of Property

Our executive offices are located at Suite 1802, 888 Pacific Street, Vancouver, British Columbia, Canada. Mr. Paul Fong, our President, currently provides this space to us free of charge. This space may not be available to us free of charge in the future.

We also have twenty-five mineral claims located in southwestern Alaska as described above under “Description of Business”.

Certain Relationships and Related Transactions

Except as noted below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

-   Any of our directors or officers;

-   Any person proposed as a nominee for election as a director;

-  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

-   Any of our promoters;

-   Any relative or spouse of any of the foregoing persons who has the same house as such person.

Paul Fong, our Chief Executive Officer, President, Treasurer and director, and Patrick McGrath, our Chief Financial Officer, Secretary and director, have each acquired 1,000,000 shares of our common stock at a price of $0.01 per share. Mr. Fong and Mr. McGrath each paid a total purchase price of $10,000 for these shares on March 29, 2004. Other than the purchase of this stock, Mr. Fong and Mr. McGrath have not entered into any agreements with us in which they are to receive from us or provide to us any thing of value.

Market for Common Equity and Related Stockholder Matters

No Public Market for our Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 36 registered shareholders.

Rule 144 Shares

In addition to the shares covered by this prospectus, a total of 2,000,000 shares of our common stock are available for resale to the public after March 29, 2005 in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.  1% of the number of shares of the company’s common stock then outstanding which, in our case, will equal approximately 48,310 shares as of the date of this prospectus; or

2.  the average weekly trading volume of the company’s common stock during the four calendar weeks preceding  the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 2,000,000 of the shares that will be eligible for Rule 144 sales. These persons would, however, be subject to the volume limitations discussed above and would not become eligible to use Rule 144(k) until at least three months after resigning as an officer and director, and then only if they retained less than 10% of the aggregate amount of common shares then outstanding.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other person.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

(1)

we would not be able to pay our debts as they become due in the usual course of business; or

(2)  our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception, on February 19, 2004, until May 31, 2004.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARS (#)	LTIP payouts ($)	All Other Compen- sation ($)
Paul Fong, CEO (1)	2004 (2)	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)

Appointed Chief Executive Officer on March 8, 2004

(2) For the period from inception (February 19, 2004) to May 31, 2004

None of our directors have received monetary compensation since our incorporation to the date of this prospectus. We currently do not pay any compensation to our directors serving on our board of directors.

Stock Option Grants

We have not granted any stock options to the executive officers since our inception on February 19, 2004.

Employment Agreements

Currently, we do not have an employment or consultant agreement with Mr. Fong or Mr. McGrath. Currently, we do not pay any salary to Mr. Fong or Mr. McGrath.

Index to Financial Statements

Our audited financial statements, as described below, are attached hereto.

1.   Audited financial statements for the period from inception (February 19, 2004) to May 31, 2004, including:

     (a)  Auditors’ Report

     (b)  Balance Sheet;

(c)  Statement of Operations;

     (d)  Statement of Stockholders' Equity;

(e)  Statement of Cash Flows; and

     (f)  Notes to Financial Statements.

Dohan and Company	7700 North Kendall Drive, 200
Certified Public Accountants	Miami, Florida 33156-7564
A Professional Association	Telephone (305) 274-1366
Facsimile (305) 274-1368
E-mail info@uscpa.com
Internet www.uscpa.com

INDEPENDENT AUDITOR’S REPORT

Stockholders and Board of Directors

Furio Resources Inc., (An Exploration Stage Company)

Carson City, Nevada

We have audited the accompanying balance sheet of Furio Resources Inc. (An Exploration Stage Company) as of May 31, 2004, and the related statements of operations, stockholders’ equity and cash flows for the period from inception (February 19, 2004) to May 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respect, the financial position of Furio Resources Inc. (An Exploration Stage Company) at May 31, 2004, and the results of its operations and its cash flows for the period from inception (February 19, 2004) to May 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a loss of $14,607 for the period from inception (February 19, 2004) to May 31, 2004, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dohan and Company, P.A.

Certified Public Accountants

Miami, Florida

July 1 , 2004

Furio Resources Inc.

(An Exploration Stage Company)

Balance Sheet

May 31, 2004

ASSETS

Current Assets
Cash and cash equivalents	$ 21,774
Investment	65,000
Deferred tax asset less valuation allowance of $5,112	-

Total Assets	$ 86,774

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$ 5,181
Total Current Liabilities	5,181

Stockholders’ Equity
Common stock, $0.001 par value; 75,000,000 shares authorized, 4,831,000 issued and outstanding	4,831
Additional paid-in capital	91,369
Deficit accumulated during the exploration stage	(14,607)

Total Stockholders’ Equity	81,593

Total Liabilities and Stockholders’ Equity	$ 86,774

The accompanying notes are an integral part of these financial statements.

Furio Resources Inc.

(An Exploration Stage Company)

Statement of Operations

For the period from inception (February 19, 2004) to May 31, 2004

EXPENSES
Bank charges	$ 85
Mineral property expenditures	8,065
Office expenses	253
Professional and filing fees	6,204

Loss before income taxes	14,607

Provision for income taxes	-

Net loss	$ (14,607)

Basic and diluted net loss per share	$ (0.01)

Weighted average number of shares of common stock outstanding	2,086,578

The accompanying notes are an integral part of these financial statements.

Furio Resources Inc.

(An Exploration Stage Company)

Statement of Stockholders’ Equity

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Deficit Accumulated During Exploration Stage	Total Stockholders’ Equity

Balance, February 19, 2004 (date of inception)	–	$ –	$ –	$ –	$ –

Common stock issued for cash at $0.01 per share, March 2004	2,000,000	2,000	18,000	–	20,000

Common stock issued for cash at $0.025 per share, April 2004	2,800,000	2,800	67,200	–	70,000

Common stock issued for cash at $0.20 per share, May 2004	31,000	31	6,169	–	6,200

Net loss	–	–	–	(14,607)	(14,607)

Balance, May 31, 2004	4,831,000	$ 4,831	$ 91,369	$ (14,607)	$ 81,593

The accompanying notes are an integral part of these financial statements.

Furio Resources Inc.

(An Exploration Stage Company)

Statement of Cash Flows

For the period from inception (February 19, 2004) to May 31, 2004

Cash flows from operating activities
Net loss	$ (14,607)
Change in liabilities:
Increase in accounts payable and accrued liabilities	5,181

Net cash used in operating activities	(9,426)

Cash flows from investing activities
Purchase of investment	(65,000)

Net cash used in investing activities	(65,000)

Cash flows from financing activities
Proceeds from issuing common stock	96,200

Net cash provided by financing activities	96,200

Change in cash and cash equivalents for the period	21,774

Cash and cash equivalents, beginning of period	–

Cash and cash equivalents, end of period	$ 21,774

Cash paid during the period for interest	$ –

Cash paid during the period for income taxes	$ –

The accompanying notes are an integral part of these financial statements.

Furio Resources Inc.

(An Exploration Stage Company)

Notes to Financial Statements

May 31, 2004

1.   HISTORY AND ORGANIZATION OF THE COMPANY

The Company was incorporated on February 19, 2004, under the Laws of the State of Nevada and is in the business of exploring mineral properties. The Company has not yet determined whether its properties contain mineral resources that may be economically recoverable.  The Company therefore has not reached the development stage and is considered to be an exploration stage company.

The recoverability of mineral property costs is dependent upon the existence of economically recoverable reserves, confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the exploration and upon future profitable production.

2.   GOING CONCERN

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.  However, certain conditions noted below currently exist which raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have primarily been funded by the issuance of common stock.  Continued operations of the Company are dependent on the Company’s ability to complete equity financings or generate profitable operations in the future.  Management’s plan in this regard is to secure additional funds through future equity financings. Such financings may not be available or may not be available on reasonable terms.

Deficit accumulated during the exploration stage	$ (14,607)
Working capital	81,593

3.   SIGNIFICANT ACCOUNTING POLICIES

The financial statements are stated in US dollars. The significant accounting policies adopted by the Company are as follows:

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Furio Resources Inc.

(An Exploration Stage Company)

Notes to Financial Statements

May 31, 2004

3.   SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and cash equivalents

The Company considers cash held at banks and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Investments

Investments are considered to be held to maturity and are carried at cost. If it is determined that the value of the investment is permanently impaired, it is written down to its estimated net realizable value.

Mineral properties

Costs of acquisition, exploration, carrying, and retaining unproven properties are expensed as incurred.

Environmental requirements

At the report date, environmental requirements related to mineral claims acquired are unknown and therefore an estimate of any future cost cannot be made.

Income taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) result from the net change during the period of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net loss per share

Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic net loss per share) and potentially dilutive shares of common stock. Diluted net loss per share is not presented separately from net loss per share since there are no potentially dilutive shares of common stock outstanding.

4.   INVESTMENT

The Company has purchased a $65,000 short-term redeemable investment bearing an annual rate of interest of 0.5% and maturing on May 3, 2005.

Furio Resources Inc.

(An Exploration Stage Company)

Notes to Financial Statements

May 31, 2004

5.   MINERAL PROPERTY

During the period from inception (February 19, 2004) to May 31, 2004, the Company staked, through our agent Alaska Earth Resources, Inc., 25 mining claims located in the Iliamna Recording District of Southwestern Alaska. As the claims do not contain any known reserves, the acquisition costs were expensed during the period ended May 31, 2004. The mineral claims expire September 1, 2004.

6.   RELATED PARTY TRANSACTIONS

During the period from inception (February 19, 2004) to May 31, 2004, the Company issued 2,000,000 shares of its common stock for proceeds of $20,000 to officers and directors of the Company.

Included in accounts payable and accrued liabilities at May 31, 2004 was $181 due to an officer and director of the Company.

These transactions were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by related parties.

7.   INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

May 31, 2004

Net loss	$ (14,607)

Expected income tax recovery	$ 5,112
Unrecognized current benefit of operating losses	(5,112)

Total income taxes	$ -

The Company’s total future income tax asset is as follows:

May 31, 2004
Tax benefit of net operating loss carryforward	$ 5,112
Valuation allowance	(5,112)
$ -

The Company has net operating loss carryforwards of approximately $14,600 available for deduction against future years’ taxable income. The valuation allowance increased to $5,112 during the period ended May 31, 2004, since the realization of the net operating loss carryforwards are doubtful. It is reasonably possible that the Company's estimate of the valuation allowance will change. The operating loss carryforwards will expire in 2024.

Furio Resources Inc.

(An Exploration Stage Company)

Notes to Financial Statements

May 31, 2004

8.   FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, investment and accounts payable and accrued liabilities. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

9.   SEGMENT INFORMATION

The Company operates in one reportable segment, being the exploration of mineral properties, in Alaska.

Changes in and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Securities Exchange Act of 1934 and currently are not required to, and do not, deliver annual, quarterly or special reports to shareholders. We will not deliver such reports to our shareholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we will deliver annual reports to securities holders containing audited financial statements as well as complying with other SEC and state filing requirements.

Dealer Prospectus Delivery Obligation

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required in the Prospectus

Item 24.  Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under Nevada law or otherwise, we have been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation. That is not the case with our articles of incorporation. Excepted from that immunity are:

 (1)  a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)  a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)  a transaction from which the director derived an improper personal profit; and

(4)  willful misconduct.

Under Article IX, our bylaws provide the following indemnification:

01. Indemnification

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action proceeding, had reasonable cause to believe that such person's conduct was unlawful.

02. Derivative Action

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in the Corporation's favor by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) and amount paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to amounts paid in settlement, the settlement of the suit or action was in the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the Corporation unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action or suit by judgment or settlement shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation.

03. Successful Defense

To the extent that a Director, Trustee, Officer, employee or Agent of the Corporation has been successful on the merits or otherwise, in whole or in part in defense of any action, suit or proceeding referred to in Paragraphs .01 and .02 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

04. Authorization

Any indemnification under Paragraphs .01 and .02 above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, Trustee, Officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Paragraphs .01 and .02 above. Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (b) is such a quorum is not obtainable, by a majority vote of the Directors who were not parties to such action, suit or proceeding, or (c) by independent legal counsel (selected by one or more of the Directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (d) by the Shareholders. Anyone making such a determination under this Paragraph .04 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

05. Advances

Expenses incurred in defending civil or criminal action, suit or proceeding shall be paid by the Corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Paragraph .04 above upon receipt of an undertaking by or on behalf of the Director, Trustee, Officer, employee or agent to repay such amount unless it shall ultimately be by the Corporation is authorized in this Section.

06. Nonexclusivity

The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Trustee, Officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

07. Insurance

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

08. “Corporation” Defined

For purposes of this Section, references to the “Corporation” shall include, in addition to the Corporation, an constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its Directors, Trustees, Officers, employees or agents, so that any person who is or was a Director, Trustee, Officer, employee or agent of such constituent corporation or of any entity a majority of the voting Shares of which is owned by such constituent corporation or is or was serving at the request of such constituent corporation as a Director, Trustee, Officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving Corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

09. Further Bylaws

The Board of Directors may from time to time adopt further Bylaws with specific respect to indemnification and may amend these and such Bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee

$       71.74

Accounting fees and expenses

$  6,000.00

Legal fees and expenses

$  6,000.00

Transfer agent fees

$  1,500.00

EDGAR filing fees

$  1,428.26

Total

$15,000.00

All amounts are estimates other than the Commission’s registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26.  Recent Sales of Unregistered Securities

We completed an offering of 2,000,000 shares of our common stock at a price of $0.01 per share to two officers and directors of our Company on March 29, 2004, for total proceeds of $20,000. We completed this offering pursuant to Regulation S and Section 4(2) of the Securities Act. The officers and directors purchasing common shares pursuant to Rule 903(a) and (b)(3) of Regulation S represented to us that they resided outside of and were not citizens of the United States. We did not engage in a distribution of this offering in the United States. The purchasers represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificates issued to the purchasers in accordance with Regulation S. The investors were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 2,800,000 shares of our common stock at a price of $0.025 per share to a total of fourteen purchasers on April 30, 2004. The total proceeds from this offering was $70,000. We completed the offering pursuant to Regulation S and Section 4(2) of the Securities Act. All of the persons purchasing common shares pursuant to Rule 903(a) and (b)(3) of Regulation S represented to us that they resided outside of and were not citizens of the United States. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 31,000 shares of our common stock at a price of $0.20 per share to a total of twenty purchasers on May 31, 2004. The total proceeds from this offering were $6,200. We completed the offering pursuant to Regulation S and Section 4(2) of the Securities Act. All of the persons purchasing common shares pursuant to Rule 903(a) and (b)(3) of Regulation S represented to us that they resided outside of and were not citizens of the United States. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

Item 27. Exhibits.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Law Office of Reed & Reed, P.C., with consent to use
10.1	Mining Quitclaim Deed
23.1	Consent of Independent Auditors
23.2	Consent of Geologist to use of name
23.3	Consent of Counsel (Included in Exhibit 5.1)
24.1	Power of Attorney (Included on the signature page of this registration statement)

Item 28.  Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia on July 9, 2004.

Furio Resources Inc.

By:  /S/ Paul Fong

____________________

Paul Fong, President

Power of Attorney

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Paul Fong, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE

CAPACITY IN WHICH SIGNED

DATE

/S/ Paul Fong

President, Chief Executive Officer,

July 9, 2004

    Paul Fong

Treasurer and Director

/S/ Patrick McGrath

Chief Financial Officer, Secretary and Director

July 9, 2004

    Patrick McGrath